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FORM 3                                       U.S. SECURITIES AND EXCHANGE COMMISSION                              OMB APPROVAL

                                                      Washington, D.C.  20549                             OMB Number       3235-0104
                                                                                                          Expires:  October 31, 2001
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                          hours per response ... 0.5

            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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
1. Name and Address of Reporting      2. Date of Event          4. Issuer Name and Ticker or Trading
   Person*                               Requiring Statement       Symbol
                                         (Month/Day/Year)

   Artemis America Partnership           7/29/99                   Samsonite Corporation ("SAMC")
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   (Last)    (First)    (Middle)      3. I.R.S. Identification  5. Relationship of Reporting Person(s)  6. If Amendment, Date of
                                         or Social Security        to Issuer (Check all applicable)        Original (Month/Day/Year)
   5 Boulevard de Latour Maubourg        Number of Reporting                                            ----------------------------
--------------------------------------   Person, if an entity          Director        X  10% Owner     7. Individual or Joint/Group
             (Street)                    (Voluntary)               ---                ---                  Filing (Check Applicable
                                                                                                           Line)
   Paris,    France      75007                                     --- Officer        --- Other                Form filed by One
--------------------------------------                             (give title below) (specify below)      --- Reporting Person
   (City)    (State)     (Zip)                                                                              X  Form filed by More
                                                                                                           --- than One Reporting
                                                                                                               Person
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                                      Table I-- Non-Derivative Securities Beneficially Owned
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1.  Title of Security                                           2. Amount of Securities  3. Ownership Form:  4. Nature of Indirect
    (Instr. 4)                                                     Beneficially Owned       Direct (D) or       Beneficial Ownership
                                                                   (Instr. 4)               Indirect (I)        (Instr. 5)
                                                                                            (Instr. 5)
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    Common Stock ($.01 par value)                                  1,778,523 shares         D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                  SEC 1473 (3-99)

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FORM 3 (continued)                    Table II -- Derivative Securities Beneficially Owned
                                 (e.g., puts, calls, warrants, options, convertible securities)
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
1. Title of Derivative   2. Date Exercisable     3. Title and Amount of Securities   4. Conversion    5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Underlying Derivative Security      or Exercise      Form of          Indirect
                            (Month/Day/Year)        (Instr. 4)                          Price of         Derivative       Beneficial
                                                                                        Derivative       Security:        Ownership
                                                                                        Security         Direct (D) or    (Instr. 5)
                         ---------------------------------------------------------                       Indirect (I)
                                                                                                         (Instr. 5)
                                                                         Amount or
                            Date     Expiration            Title         Number of
                         Exercisable    Date                              Shares

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Series Z Convertible          1         N/A            Common Stock      2,117,500        $0                  D
Preferred Stock
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Explanation of Responses:

1    At the time of purchase, the ability of Artemis America Partnership to exercise its conversion right with respect to the Series
     Z Convertible Preferred Stock was subject to certain regulatory approvals.  On November 5, 1999, these regulatory approvals were obtained.



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                                                                By: /s/ Emmanuel Cueff             December 10, 1999
Note: File three copies of this Form, one of which must be manually signed.        -----------------------------   -----------------
      If space provided is insufficient, See Instruction 6 for procedure.          ** Signature of Reporting Person        Date
                                                                                      Name:  Emmanuel Cueff
Potential persons who are to respond to the collection of information  contained      Title:  General Secretary
in this form are not  required to respond  unless the form  displays a currently valid OMB Number.

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                             Joint Filer Information


Name:          Artemis Finance SNC

Address:       5 Boulevard de Latour Maubourg
               75007 Paris, France

Designated Filer:   Artemis America Partnership (1)

Issuer & Ticker Symbol:   Samsonite Corporation ("SAMC")

Date of Event Requiring Statement:   7/29/99




Signature: /s/ Emmanuel Cueff                            Date: December 10, 1999
           -------------------------------------               -----------------
           Title: General Secretary
           On behalf of Artemis Finance SNC


(1) Artemis is a general partner of Artemis America Partnership.

                             Joint Filer Information


Name:          Artemis

Address:       5 Boulevard de Latour Maubourg
               75007 Paris, France

Designated Filer:   Artemis American Partnership (1)

Issuer & Ticker Symbol:   Samsonite Corporation ("SAMC")

Date of Event Requiring Statement:   7/29/99




Signature: /s/ Emmanuel Cueff                            Date: December 10, 1999
           -------------------------------------               -----------------
           Title: General Secretary
           On behalf of Artemis


(1) Artemis is a general partner of Artemis America Partnership.



                                   Page 4 of 4